Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pelthos Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	8,137,868(3)	$21.19	$172,441,422.92	0.00015310	$ 26,400.78
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts						$172,441,422.92		$ 26,400.78
Total Fees Previously Paid								—
Total Fee Offset								—
Net Fee Due								$26,400.78

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Pelthos Therapeutics Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on The NYSE American LLC on August 20, 2025, which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the securities listed in the table above (the “Registration Statement”).

(3)	Represents (a): up to an aggregate of 2,629,000 shares of Common Stock, issuable upon conversion of certain shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), issued on July 1, 2025 pursuant to that certain securities purchase agreement between the Company and the purchasers signatory thereto, and (b) an aggregate of 3,127,868 shares of Common Stock, issuable upon conversion of certain shares of the Series A Preferred Stock, issued to a Selling Stockholder pursuant to that certain Agreement and Plan of Merger, dated as of April 16, 2025, by and among Channel Therapeutics Corporation, CHRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, LNHC Inc., a Delaware corporation, and solely for the purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation.